Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (Registration No. 333-232009 and 333-232413) and the Registration Statements on Form S-8 (Registration No. 333-203114 and 333-210459) of Enlivex Therapeutics Ltd. (f/k/a Bioblast Pharma Ltd.) of our report dated April 23, 2018 with respect to the consolidated financial statements of Bioblast Pharma Ltd. included in this Annual Report on Form 20-F/A of Enlivex Therapeutics Ltd. (f/k/a Bioblast Pharma Ltd.) for the year ended December 31, 2018.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer,
A Member of Ernst & Young Global

Tel-Aviv, Israel
January 23, 2020